SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K


                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                        Date of Report: September 2, 1999



                                 MEDIMMUNE, INC.
             (Exact name of registrant as specified in its charter)



                         Commission File Number: 0-19131




                               Delaware 52-1555759
                    (State of Incorporation) (I.R.S. Employer
                               Identification No.)



                35 West Watkins Mill Road, Gaithersburg, MD 20878
                (Address of principal executive office (Zip Code)


Registrant's telephone number, including area code (301) 417-0770


No Exhibits are being filed with this report


CytoGam and RespiGam are registered trademarks of the Company and Synagis is a trademark.

MEDIMMUNE, INC.
Current Report on Form 8-K


ITEM 5.  OTHER EVENTS

MedImmune, Inc. reported the information contained in the following press release dated September 1, 1999:

              ABBOTT ANNOUNCES APPROVAL OF BREAKTHROUGH PREVENTION
                                FOR RSV IN EUROPE
                       - Synagis Now Available In Europe -

Abbott Park, IL and Gaithersburg,  MD, September 1, 1999 -- Abbott  Laboratories
(NYSE:ABT) and MedImmune, Inc. (Nasdaq:MEDI) today announced the European Commission granted a marketing authorization for Synagis (palivizumab) for the prevention of serious lower respiratory tract disease requiring hospitalization caused by respiratory syncytial virus (RSV) in high-risk infants. Synagis is indicated for use in infants born prematurely (less than or equal to 35 weeks gestational age), and infants and children with chronic bronchopulmonary dysplasia (BPD), a chronic lung disease.

Synagis, the first monoclonal antibody to be licensed in the United States for any infectious disease, is also the first product to deliver safe and effective RSV protection with a simple intramuscular (IM) injection. The injection can be administered in the primary health-care provider's office once a month during the RSV season -- typically November to April in Europe.

RSV is the most common cause of lower respiratory infections in infants and children worldwide. In fact, half of all children around the world develop RSV infections by the age of one year, and by the age of two, virtually all children have been infected. In high-risk children infected with RSV, 70 percent may require hospitalization, 25 percent may require mechanical ventilation and some may die as a result of RSV infection.

"RSV can be a life-threatening disease for premature babies and young children with BPD," says David Goffredo, Vice President, European Operations, Abbott. "Synagis has the potential to enhance patient care, reduce costs associated with prolonged hospital stays and reassure parents that they are taking an important step to help improve their child's health and well-being."

The U.S. Food and Drug Administration (FDA) approved Synagis for marketing in June 1998.

RSV Studies
A  placebo-controlled,  randomized  study  -- one of the  largest  studies  ever conducted in premature infants- showed Synagis reduced the risk of hospitalization due to RSV by 55 percent. Studies were conducted in premature infants, including those with BPD. The most frequently reported adverse reactions were fever, nervousness and injection site reaction, however these rates were similar in the treatment versus placebo groups.

In addition to its success in preventing RSV, Synagis does not interfere with normal childhood vaccines including the measles-mumps-rubella vaccine and the varicella virus vaccine.

About RSV
Common symptoms of RSV include a low-grade fever, runny nose and cough. The cough may be accompanied by wheezing and difficulty in breathing, which can indicate that the virus has moved to the lower respiratory tract. RSV spreads easily from person to person via sneezing or coughing, or from hands touching the nose or eyes and then coming in contact with another person or object. The chance of spreading the virus within a family is very high; many times, school-aged children introduce the virus into the family. Despite strict infection control procedures, hospital nursery units, day care centers, and other similar institutions are also at high-risk for RSV outbreaks.

"Synagis represents a major breakthrough in RSV prevention," said William Dempsey, Senior Vice President, International Operations, Abbott Laboratories. "Abbott believes Synagis will provide high-risk children with even greater protection against this disease."

"We are pleased  with the  European  Commission's  decision to approve  Synagis for marketing in Europe," commented Melvin D. Booth, President and Chief Operating Officer at MedImmune. "RSV is a worldwide problem, and we, with our colleagues at Abbott, want to make Synagis globally available."

In December 1997, Abbott Laboratories and MedImmune, Inc. formed an exclusive worldwide marketing alliance to commercialize Synagis. Abbott has the exclusive right to market and distribute Synagis outside the United States. In the U.S., where Synagis was approved for marketing in June 1998, MedImmune and Abbott have an agreement to co-promote the product.

Abbott Laboratories is a global, diversified health care company devoted to the discovery, development, manufacturing and marketing of pharmaceutical, diagnostic, nutritional and hospital products. Abbott Laboratories is located in Abbott Park, Ill. The company employs 56,000 people and markets its products in more than 130 countries.

MedImmune, Inc., located in Gaithersburg, Md., is a biotechnology company focused on developing and marketing products that address medical needs in areas such as infectious disease, transplantation medicine, autoimmune disorders and cancer. MedImmune markets three products through its hospital-based sales force and has five new product candidates in clinical trials.

This announcement may contain, in addition to historical information, certain forward-looking statements that involve risks and uncertainties. Such statements reflect management's current views and are based on certain assumptions. Actual results could differ materially from those currently anticipated as a result of a number of factors, including risks and uncertainties discussed in both companies' filings with the U.S. Securities and Exchange Commission.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    MEDIMMUNE,INC.
                                    --------------
                                    (Registrant)


September 2, 1999                   /s/ David M. Mott
                                    -----------------
                                    David M. Mott, Vice Chairman and
                                    Chief Financial Officer